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                                                                   Exhibit 10.31

Mr. William E. Freeman, President & CEO
Factory Card Outlet Corp.
2727 Diehl Road
Naperville, IL. 60563


Re:  FACTORY CARD OUTLET CORP. - Emergence Financing (Creditor's Plan)
     -----------------------------------------------------------------


Dear Bill,

It was nice speaking with you today. In accordance with our conversation today as well as our prior review of your Emergence Business Plan and Plan of Reorganization Term Sheet, dated 12/5/01, as supported by the Official Committee of Unsecured Creditors, Wells Fargo Retail Finance, LLC ("WFRF"), ("Lender") is pleased to provide Factory Card Outlet Corporation and subsidiaries (collectively "Borrower"), this revised proposal for emergence financing. This letter is to demonstrate the Lender's interest in providing emergence financing and should not be construed as a commitment to finance. Any commitment to finance is subject to satisfactory due diligence, Senior Credit Committee approval, satisfactory documentation and other traditional closing items. The proposed financing arrangement would be as follows:

1.   Maximum Credit Facility: $40,000,000
     -----------------------

          a. Working Capital Revolving Line (the "Line"): An amount up to the Maximum Credit Facility (less the amounts outstanding under the L/C Sub-Line), subject to the borrowing base formula as outlined below.

          b. Inventory Borrowing Base: The lesser of; i) 65% of the cost of eligible inventory net of customary reserves or ii) 85% of the Net Retail Liquidation Value ("NRLV") as updated periodically by WFRF or an appraiser satisfactory to Lender.

          c. Seasonal Advance Rate Increase: During the period August 1st through December 15th (Annually) and so long as no event of default exists, the advance rate on eligible inventory will increase to 70%, not to exceed 90% of NRLV.

          d. Letter of Credit Subline: Up to $10,000,000 would be available for the issuance and/or guaranty of Letters of Credit. All such Letters of Credit and/or guaranties issued on a "commercial" basis for the purchase of eligible inventory will be reserved on a 50% basis under the Line. All such Letters of Credit issued on a "stand-by" basis will be reserved on a 100% basis.

          e. Credit Card Receivables Subline: 85% of eligible Third Party Merchant Credit Card Receivables, capped at $500,000.


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2.   Purpose:
     -------

          Loan proceeds would be used for the re-payment of the existing DIP facility and for post emergence general corporate purposes, including the financing of working capital needs and payment of amounts due under the Borrower's Plan of Re-organization.

3.   Interest Rate:
     -------------

          The initial rate of interest charged on the Line would be one-half of one percent (0.50%) above the present and future Reference Rate publicly announced from time to time by Wells Fargo Bank or at the Borrower's option, LIBOR + 2.50%. Interest would be calculated on the basis of a three hundred sixty (360) day year on actual days elapsed and would be payable monthly in arrears. At no time would interest charged on the Line be less than five percent (5.00%).

          The default rate of interest would be the current accruing rate +
          2.0%.

          The rate of interest charged under the Line would be adjusted based on the Borrower achieving and maintaining the following EBITDA requirements, to be measured annually upon receipt of FYE Audited Financial Statements.

          Pricing Grid:

          .    If EBITDA is greater than or equal to $12,000,001; Reference Rate
               (RR) or (LIBOR + 2.00%).

          . If EBITDA is greater than or equal to $9,000,000 but less than $12,000,001; (RR + 0.25%) or (LIBOR + 2.25%).

          .    If EBITDA is less than $9,000,000; (RR + 0.50%) or (LIBOR +
               2.50%).


4.   Facility/Maintenance Fees:
     -------------------------

               a) Emergence Financing Fee: A fee of $200,000 shall be earned in full and payable at the date of closing.


               b) Annual Facility Fee: A fee of one-quarter of one percent (0.25%) of the Maximum Credit Line would be payable upon and earned at the first and second anniversary of the loan closing. The fee would be waived should certain FYE EBITDA levels be achieved as follows;

                    .    Year 1: If EBITDA greater than or equal to $9,000,000

                    .    Year 2: If EBITDA greater than or equal to $10,000,000


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               c)   Unused Line Fee: A fee of one-quarter of one percent (0.25%)
                    per annum, payable monthly would be charged for the average daily-unused portion of the Line up to the Maximum Credit Facility.

               d) Letter of Credit Guaranty Fee: A fee equal to one percent (1.00%) per annum of the actual amount of guaranties issued, plus issuing bank charges, would be payable monthly in arrears.

               e) Collateral Management Fee: A monthly Collateral Management fee of $5,000 would be earned and payable monthly, in arrears.


               f) Seasonal Advance Rate Increase Fee: An additional fee of $10,000 will be charged to the loan each August 1st for the seasonal increase in the inventory advance rate.

5.   Collections / Receipts:
     ----------------------

          Collections would be remitted to one or more lockboxes that would be assigned to and in form satisfactory to Lender. All collections would be subject to a one (1)-business day clearance charge. Such clearance charge would be for interest calculation purposes only and there would be no delay in the crediting of such collections for the purpose of calculating borrowing availability.

6.   Term; Automatic Renewal:
     -----------------------

          The Credit Facility would expire three (3) years ("Maturity") from the loan closing date and automatically shall be renewed for successive two-year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either Borrowers or Agent (on behalf of Lender's) may terminate this agreement effective on the renewal date or on any one-year anniversary of the renewal date by giving the other party at least 90 days prior written notice.

7.   Early Termination:
     -----------------

          Termination of the loan prior to Maturity would result in the payment of an early termination premium equal to a percentage of the Maximum Credit Line as follows; year one (1.75%), year two (1.50%), plus 102% of all undrawn Letters of Credit.

8.   Security:
     --------

          As collateral for this financing agreement, Lender would have a first priority perfected security interest in all of Borrower's assets including, but not limited to: accounts receivable; inventory; trademarks and trade names; fixed assets;

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          leasehold interests and real property and such other assets, tangible or intangible, real or personal as Lender designates.

9.   Covenants:
     ---------

          Borrower would be required to maintain financial and collateral covenants that are typically used by Lender in similar retail transactions and may include, minimum and maximum inventory levels, gross margin test, purchases test, maximum capital expenditures, EBITDA as well as other such tests. The covenants would be developed as a result of Lenders due diligence process and will be based off a discount of Borrower's, historic and projected operating performance.

10.  Closing Date:
     ------------

          If the transaction contemplated by this letter is not consummated on or before May 15, 2002, then the terms and conditions set forth herein shall expire, without further notice or act of any kind by Lender or any other party.

11.  Conditions Precedent:
     --------------------

          The following are some, but obviously not all, of the conditions precedent to any loan approval by Lender to Borrower:

               a) Borrower and any subsidiaries and affiliates shall be a corporation in good standing in the state of their incorporation and qualified to do business in other states where they have collateral.

               b) The UCC financing statements, fixture filings, deeds of trust or mortgages and related documents regarding the collateral (as applicable) shall have been recorded in all appropriate jurisdictions. Lender shall have received written notification reflecting same.

               c) Loan origination costs including, but not limited to, audit fees, attorneys' fees, search fees, appraisals, documentation and filings, shall be paid by Borrower.

               d) Satisfactory completion of all due diligence including but not limited to; updated field exam by Lender's examiners, updated appraisal, which results are to be acceptable to Lender.

               e) Borrower shall have executed and delivered such documents, instruments, security agreements, insurance, financing statements, corporate guarantees, verifications, non-offset letters, tax lien and litigation searches, good standing certificates, copies of building

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          leases, landlord's waivers, trust deeds or mortgages, opinions of counsel and done such other acts a Lender may request in order to obtain Lender's legal approval to effect the completion of the financing arrangements herein contemplated. All of the foregoing must be in a form satisfactory to Lender and Lender's counsel, all loans and advances shall be made pursuant to, and subject to, the terms of financing documents executed at the closing.

               f) Approval of Wells Fargo Retail Finance Senior Credit Committee and Wells Fargo Bank.

               g) No material adverse change in the business, operations, profits or prospects of Borrower shall have occurred since the date of the Commitment.

               h) Borrower shall, at loan closing, have minimum unused loan availability of $4,000,000.

               i) The Bankruptcy Court must confirm borrower's Plan of Re-organization on terms acceptable to Lender.

               j) Disclosure of any anticipated changes to Senior Management, inclusive of; Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, EVP and General Merchandising Manager and SVP of Retail Store Operations.

12.  Periodic Loan Maintenance Charges:
     ---------------------------------

          Borrower would be periodically charged for due diligence, loan maintenance, audit and appraisal costs & expenses.

13.      Loan Origination Costs:
         ----------------------

          In connection with the request for financing, Borrower understands that it will be necessary for Lender to make certain financial, legal and collateral investigations and determinations. Borrower agrees to pay for all of Lender's reasonably incurred costs and expenses incurred in connection with the proposed financing transaction including costs and expenses incurred by auditors and appraisers in verifying Borrower's records, Lender's reasonable legal expenses for advice in preparing documents in connection with the proposed loan, and any filing and search fees.

14.  Minimum Availability Requirement:
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          Borrower would be required to maintain a minimum of $3,000,000 of excess availability under the formula based line of credit at all times.

This proposal letter is for your benefit only and shall not create rights in favor of any other person or entity. Please confirm your Acknowledgement and Acceptance of the proposed terms by executing below. Upon receipt of your Acknowledgement and Acceptance, approval of the proposed financing terms will be sought from the Senior Credit Committee of Wells Fargo Retail Finance, LLC.

Sincerely,

WELLS FARGO RETAIL FINANCE, LLC.

/s/ Thomas F. Morgan
--------------------
Thomas F. Morgan
Vice President

Acknowledged and Accepted,
This 18th Day of February 2002.


/s/ William E. Freeman
----------------------
William Freeman
CEO, Factory Card Outlet Corporation